Exhibit 99

Contacts:
Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL 2008 FULL-YEAR SALES UP 6%, EARNINGS PER SHARE UP
19%; REAFFIRMS 2009 EARNINGS PER SHARE OUTLOOK

Company Delivers Fourth Quarter EPS Growth of 7% Despite Tough Economic Environment

     MORRIS TOWNSHIP, N.J., January 30, 2009 -- Honeywell (NYSE: HON) today announced full-year 2008 sales increased 6% to $36.6 billion from $34.6 billion in 2007. Earnings per share were up 19% to $3.76 versus $3.16 in the prior year. Cash flow from operations was $3.8 billion and free cash flow (cash flow from operations less capital expenditures), excluding cash taxes relating to the sale of the Consumables Solutions (CS) business, was $3.1 billion. Free cash flow conversion (free cash flow divided by net income) was 110% of net income for the full-year, excluding the CS taxes.

     Fourth quarter sales were $8.7 billion versus $9.3 billion in 2007. Earnings per share were $0.97 versus $0.91 in the prior year fourth quarter. Cash flow from operations was $1.3 billion and excluding CS taxes, free cash flow was $1.1 billion. Fourth quarter free cash flow conversion was 155% of net income, excluding the CS taxes.

     “Having great positions in good industries combined with strong execution drove Honeywell’s performance and growth in a tough 2008 economic environment,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “Our key initiatives, including the Honeywell Operating System, Velocity Product Development and Functional Transformation, are working, and we’re a much stronger company today because of their ongoing global implementation. In 2008, we were awarded large multi-year contracts and continued to be a strong cash generator. We also made acquisitions to bolster our portfolio, completed meaningful share repurchases, and increased the dividend rate.”

      “2009 will be a more challenging year,” concluded Cote. “However, the actions we’ve taken over the past several years will benefit us in this economic downturn and have made Honeywell a more efficient, innovative, and productive company. We are well positioned and confident in our ability to outperform in 2009 and over the long-term.”

     Honeywell also reaffirmed its previously stated 2009 earnings per share guidance of $3.20 -3.55.

- MORE -

Q4 Results - 2

Fourth Quarter Segment Highlights

Aerospace

  Sales declined 1%, compared with the fourth quarter of 2007, as a result of a net decrease from acquisitions and divestitures (primarily the sale of the Consumables Solutions business), partially offset by strong sales to Business and General Aviation Original Equipment customers. Sales, excluding the impact of acquisitions and divestitures, were up 2%.

  Segment profit grew 1%, while segment margin increased by 40 bps to 19.2%, driven by sales mix, partially offset by inflation.

  Honeywell was selected to provide main engine propulsion, auxiliary power unit, environmental system and cabin pressurization equipment and aircraft lighting for the new Gulfstream G250 business aircraft in an agreement valued at more than $4 billion over the life of the program (including aftermarket).

  Honeywell received a $65 million production contract for its Micro Air Vehicle, known as the T-Hawk™, from the U.S. military. Deliveries of 90 systems will begin in the second quarter of 2009 and conclude in December 2009. The autonomous vehicle, weighing 17 pounds and measuring 14 inches in diameter, can fly to inspect hazardous areas for threats without exposing warfighters to enemy fire.

  Honeywell was awarded a $52 million contract to deliver F124-GA-200 engines to Alenia Aermacchi, a Finmeccanica Company, for the production of the Advanced Jet Trainer M-346. The design and durability of this engine delivers unrivaled performance over other aircraft engines, enabling it to maintain specified thrust levels for a longer period of time.

Automation and Control Solutions

  Sales were up 3%, compared with the fourth quarter of 2007, with net growth from acquisitions and divestitures, offset by the unfavorable impact of foreign exchange.

  Segment profit grew 12%, while segment margin increased by 110 bps to 13.4%, driven by increased productivity, partially offset by inflation.

  Building Solutions was awarded an Indefinite Delivery Indefinite Quantity Energy Savings Performance Contract (ESPC) by the U.S. Department of Energy, which allows Honeywell to implement up to $5 billion of energy efficiency, renewable energy and water conservation projects at federally owned buildings and facilities globally over the next 10 years.

  Process Solutions announced an $11 million contract to provide process control hardware and software to Nuon’s Magnum plant, a 1,300 megawatt combined-cycle power station under construction in Eemshaven, Netherlands. The Magnum plant will use Honeywell’s Experion® Process Knowledge System to monitor and control the state-of-the-art power station and Honeywell’s Safety Manager system to establish safety practices such as process and emergency shutdowns, equipment protection, and fire and gas monitoring.

  Honeywell signed Public-Private Partnership (P3) contracts for 18 new schools in Alberta, Canada and a new hospital in Woodstock, Ontario. The projects include the design and installation of building automation, security, and life safety systems and management of the performance and maintenance of the facilities over the course of the 30-year contracts.

- MORE -

Q4 Results - 3

Transportation Systems

  Sales declined 35% compared with the fourth quarter of 2007, due to lower volumes and the unfavorable impact of foreign exchange.

  Segment profit was down 96% primarily due to volume declines and inflation.

  Turbo Technologies was awarded contracts expected to total more than $90 million over the life of the programs. The programs awarded were for both passenger and commercial vehicle platforms using Honeywell’s performance-enhancing, emission-compliant technologies including the latest Variable Nozzle Turbine (VNT) technology. The applications range from 1.7L passenger vehicle engines to large 7L commercial vehicle engines on models in Europe and Japan.

Specialty Materials

  Sales declined 12% compared with the fourth quarter of 2007, due to lower volumes and the unfavorable impact of foreign exchange.

  Segment profit was down 16% due to volume declines and inflation.

  UOP’s process technology helped develop second-generation biofuels used by Air New Zealand, Japan Airlines and Continental Airlines, which each successfully completed demonstration flights using this new alternative fuel.

  Advanced Fibers and Composites announced that its high-strength Spectra fiber is now being used in industrial slings for offshore oil and gas exploration and has also expanded its line of Spectra Shield II ballistic material for body and vehicle armor.

     Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EST. To participate, please dial (719) 325-4755 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 11:00 a.m. EST, January 30, until midnight, February 6, by dialing (719) 457-0820. The access code is 3381490.

Honeywell International is a $37 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q4 Results - 4

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Product sales	$6,849	$7,475	$29,212	$27,805
Service sales	1,863	1,800	7,344	6,784
Net sales	8,712	9,275	36,556	34,589
Costs, expenses and other
Cost of products sold (A)	5,294	5,851	23,043	21,629
Cost of services sold (A)	1,229	1,162	4,951	4,671
	6,523	7,013	27,994	26,300
Selling, general and administrative expenses (A)	1,179	1,205	5,033	4,565
Other (income) expense	(12)	(6)	(728)	(53)
Interest and other financial charges	114	125	456	456
	7,804	8,337	32,755	31,268
Income before taxes	908	938	3,801	3,321
Tax expense	201	249	1,009	877
Net income	$707	$689	$2,792	$2,444

Earnings per share of common stock - basic	$0.97	$0.92	$3.79	$3.20

Earnings per share of common stock - assuming dilution	$0.97	$0.91	$3.76	$3.16

Weighted average number of shares outstanding-basic	729	747	737	765

Weighted average number of shares outstanding -
assuming dilution	730	758	744	774

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q4 Results - 5

Honeywell International Inc.

Segment Data (Unaudited)

(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales	2008	2007	2008	2007

Aerospace	$3,229	$3,267	$12,650	$12,236

Automation and Control Solutions	3,534	3,442	14,018	12,478

Specialty Materials	1,086	1,240	5,266	4,866

Transportation Systems	863	1,326	4,622	5,009

Corporate	-	-	-	-

Total	$8,712	$9,275	$36,556	$34,589

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Segment Profit	2008	2007	2008	2007

Aerospace	$619	$614	$2,300	$2,197

Automation and Control Solutions	474	425	1,622	1,405

Specialty Materials	112	134	721	658

Transportation Systems	6	146	406	583

Corporate	(51)	(45)	(204)	(189)

Total Segment Profit	1,160	1,274	4,845	4,654

Other income/ (expense) (A)	(2)	6	665	53
Interest and other financial charges	(114)	(125)	(456)	(456)
Stock compensation expense (B), (C)	(21)	(11)	(128)	(65)
Pension and other postretirement expense (B)	(24)	(71)	(113)	(322)
Repositioning and other charges (B)	(91)	(135)	(1,012)	(543)

Income before taxes	$908	$938	$3,801	$3,321

(A)

Equity income/(loss) of affiliated companies is included in Segment Profit, on a prospective basis, commencing January 1, 2008. Other income/(expense) as presented above includes equity income/(loss) of affiliated companies of $3 and $10 million for the three and twelve months ended December 31, 2007, respectively.

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

(C)

Costs associated with restricted stock units ("RSU") are excluded from Segment Profit, on a prospective basis, commencing January 1, 2008. Stock compensation expense, including RSU expense, totaled $17 and $112 million for the three and twelve months ended December 31, 2007, respectively. Stock option expense is included for all periods presented.

Q4 Results - 6

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,065	$1,829
Accounts, notes and other receivables	6,129	6,387
Inventories	3,848	3,861
Deferred income taxes	922	1,241
Other current assets	299	367
Total current assets	13,263	13,685

Investments and long-term receivables	670	500
Property, plant and equipment - net	4,934	4,985
Goodwill	10,185	9,175
Other intangible assets - net	2,267	1,498
Insurance recoveries for asbestos related liabilities	1,029	1,086
Deferred income taxes	2,135	637
Prepaid pension benefit cost	62	1,256
Other assets	945	983
Total assets	$35,490	$33,805

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,773	$3,962
Short-term borrowings	56	64
Commercial paper	1,431	1,756
Current maturities of long-term debt	1,023	418
Accrued liabilities	6,006	5,741
Total current liabilities	12,289	11,941

Long-term debt	5,865	5,419
Deferred income taxes	698	734
Postretirement benefit obligations other than pensions	1,799	2,025
Asbestos related liabilities	1,538	1,405
Other liabilities	6,114	3,059
Shareowners' equity	7,187	9,222
Total liabilities and shareowners' equity	$35,490	$33,805

Q4 Results - 7

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$707	$689	$2,792	$2,444
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	210	217	903	837
Gain on sale of non-strategic businesses and assets	-	2	(635)	(19)
Repositioning and other charges	92	135	1,013	543
Net payments for repositioning and other charges	(209)	(149)	(446)	(504)
Pension and other postretirement expense	24	71	113	322
Pension and other postretirement benefit payments	(61)	(134)	(214)	(300)
Stock compensation expense	21	11	128	65
Deferred income taxes	(133)	163	115	332
Excess tax benefits from share based payment arrangements	-	(18)	(21)	(86)
Other	53	5	81	180
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	857	136	392	(467)
Inventories	232	107	(161)	(183)
Other current assets	29	(19)	25	17
Accounts payable	(362)	124	(152)	397
Accrued liabilities	(201)	100	(142)	333
Net cash provided by operating activities	1,259	1,440	3,791	3,911

Cash flows from investing activities:
Expenditures for property, plant and equipment	(332)	(310)	(884)	(767)
Proceeds from disposals of property, plant and equipment	1	11	53	98
Increase in investments	(2)	-	(6)	(20)
Decrease in investments	4	6	18	6
Cash paid for acquisitions, net of cash acquired	(73)	(584)	(2,181)	(1,150)
Proceeds from sales of businesses, net of fees paid	(12)	-	909	51
Other	61	-	68	-
Net cash used for investing activities	(353)	(877)	(2,023)	(1,782)

Cash flows from financing activities:
Net (decrease) increase in commercial paper	(784)	(221)	(325)	1,078
Net decrease in short-term borrowings	(23)	(7)	(1)	(3)
Payment of debt assumed with acquisitions	-	-	-	(40)
Proceeds from issuance of common stock	4	86	146	603
Proceeds from issuance of long-term debt	-	-	1,487	1,885
Payments of long-term debt	(3)	(15)	(428)	(430)
Excess tax benefits from share based payment arrangements	-	18	21	86
Repurchases of common stock	-	(203)	(1,459)	(3,986)
Cash dividends paid on common stock	(201)	(187)	(811)	(767)
Net cash used for financing activities	(1,007)	(529)	(1,370)	(1,574)

Effect of foreign exchange rate changes on cash and cash equivalents	(126)	8	(162)	50

Net (decrease) increase in cash and cash equivalents	(227)	42	236	605
Cash and cash equivalents at beginning of period	2,292	1,787	1,829	1,224
Cash and cash equivalents at end of period	$2,065	$1,829	$2,065	$1,829

Q4 Results - 8

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash provided by operating activities	$1,259	$1,440	$3,791	$3,911
Expenditures for property, plant and equipment	(332)	(310)	(884)	(767)
Free cash flow	927	1,130	2,907	3,144
Cash taxes relating to the sale of the Consumables Solutions business	166	-	166	-
Free cash flow excluding cash taxes relating to the sale
of the Consumables Solutions business	$1,093	$1,130	$3,073	$3,144

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that free cash flow and free cash flow, less cash taxes related to the sale of the Consumables Solutions business, are useful to investors and management as measures of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.